Exhibit 10.7

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (“Agreement”) is being entered into by                          (“Employee”) and Cheniere Energy, Inc. (the “Company”) in order to further the mutually desired terms and conditions set forth herein. The term “Company” shall include Cheniere Energy, Inc., its present and former parents, trusts, plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization.

1.	For and in consideration for Employee’s execution of this Agreement, the Company agrees to the following:

a.	Pay Employee and 00/100 Dollars ($ ) in a single lump sum payment, less all standard tax withholding deductions; and

b.	Within fifteen (15) days of the expiration of the seven (7) day revocation period, accelerate vesting on Restricted Shares which would not have otherwise vested upon Employee’s termination pursuant to the terms of Employee’s Restricted Stock Grant Agreement(s). Upon the accelerated vesting of Employee’s Restricted Shares, any issuance of common stock shall not be made until appropriate arrangements have been made by Employee for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company.

c.	[Within fifteen (15) days of the expiration of the seven (7) day revocation period, accelerate vesting on Non-Qualified Stock Options (“NQSOs”) which would not have otherwise vested upon Employee’s termination pursuant to the terms of Employee’s Non-Qualified Stock Option Grant Agreement(s). These NQSOs are fully vested and Employee shall be able to exercise all or a portion of these NQSOs at Employee’s discretion, subject to any applicable insider trading restrictions. Employee understands that Employee has a period of six (6) months from the Date of Termination to exercise these vested NQSOs unless they terminate earlier by their own terms. Any portion of these NQSOs not exercised by the earlier of the expiration of their term or six (6) months from the Date of Termination shall be forfeited. Such NQSOs shall continue to be governed by the terms and conditions of the applicable plans from which they were granted and the applicable grant letter (collectively, such amounts shall constitute the “Separation Payment”).]

Except as provided in Paragraph 2 below, these payments represent the exclusive amount to be paid to Employee by the Company, in connection with or arising out of his or her employment with the Company and/or his or her termination of employment with the Company, and no further amounts shall be required for any items, including, but not limited to, attorneys’ fees. All amounts payable under this Agreement will be paid at the time provided for herein, but in no event later than March 15th of the calendar year following the

Cheniere
Release and Separation Agreement, p. 1

[NAME OF EMPLOYEE]

calendar year in which Employee terminates employment with the Company as contemplated by this Agreement. It is intended that payment under this Agreement will not constitute deferred compensation as described in Section 409A of the Internal Revenue Code of 1986, as amended by reason of the provisions of Treasury Regulation Section 1.409A-1(b)(4).

2.	Employee, on behalf of himself or herself, his or her heirs, beneficiaries and personal representatives, hereby releases, acquits and forever discharges the Company, its owners, officers, predecessors, employees, former employees, shareholders, directors, partners, attorneys, agents and assignees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company of and from all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising from or in any way connected with or related to Employee’s employment with the Company and/or Employee’s termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, anticipatory breach, fraud, conspiracy, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Texas Commission on Human Rights Act, TEX. LAB. CODE § 21.001, et. seq., the Texas Workers’ Compensation Act, TEX. LAB. CODE §§ 451.001-451.003, the Texas Payday Act, TEX. LAB. CODE § 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay or benefits under any compensation, cash award, or employee benefit plan, program, policy, contract, agreement or other arrangement of the Company, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits, and any benefits which Employee is entitled to receive under any Company plan that is a qualified plan under IRC § 401(a) or is a group health plan subject to COBRA. COBRA continuation coverage is available to participants and their beneficiaries who participate in the Company’s group health plan, to the extent the participant properly elects and pays for such COBRA continuation coverage. A COBRA continuation of coverage package will be sent directly to participants from the Company’s administrative vendor.

Cheniere
Release and Separation Agreement, p. 2

[NAME OF EMPLOYEE]

3.	Employee agrees not to commence any legal proceeding or lawsuit against the Company arising out of or based upon Employee’s employment with the Company or the termination of Employee’s employment with the Company.

4.	The consideration cited above and the promises contained herein are made for the purpose of purchasing the peace of the Company and are not to be construed as an admission of liability or as evidence of unlawful conduct by the Company, all liability being expressly denied.

5.	Employee voluntarily accepts the consideration cited herein, as sufficient payment for the full, final and complete release stated herein, and agrees that no other promises or representations have been made to Employee by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

6.	Employee understands that this is a full, complete, and final release of the Company. As evidenced by the signature below, Employee expressly promises and represents to the Company that he or she has completely read this Agreement and understands its terms, contents, conditions, and effects.

7.	Employee is advised to consult with an attorney prior to executing this Agreement. Employee understands that he or she has the right to consult an attorney of Employee’s choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

8.	Employee states that he or she is not presently affected by any disability which would prevent Employee from knowingly and voluntarily granting this release, and further states that the promises made herein are not made under duress, coercion or undue influence.

9.	Employee acknowledges that the business and services of the Company are highly specialized and that the following information is not generally known, is highly confidential, and constitutes trade secrets: proprietary technical and business information relating to any Company plans, analyses or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of any of the Company’s services and products, including components and parts thereof; non-public information acquired by the Company concerning the requirements and specifications of any of the Company’s agents, vendors, contractors, customers and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; documents relating to any of the Company’s legal rights and obligations; the work product of any attorney employed by or retained by the Company; and any other information which is sufficiently secret to derive economic value from not being generally known.

Cheniere
Release and Separation Agreement, p. 3

[NAME OF EMPLOYEE]

10.	Employee shall not make or publish any disparaging statements (whether written, electronic or oral) regarding, or otherwise malign the business reputation of, the Company or any of the Company’s directors, officers or employees.

11.	Employee shall maintain in the strictest confidence and will not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatever, any of the information of or belonging to the Company or to any agent, joint venture, contractor, customer, vendor, or supplier of the Company regardless of its form, without the prior written explicit consent of the Company. Employee shall take reasonable precautions to protect the inadvertent disclosure of information.

12.	Employee represents that he or she has returned to the Company, except to the extent such return is excused by the Company, all expense reports, notes, memoranda, records, documents, employment manuals, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, kept by Employee in his or her possession, used in or pertaining to the business of the Company, including but not limited to lists of customers, prices, marketing plans, Company operating manuals, documents relating to the legal rights and obligations of the Company, the work product of any attorney retained by the Company, and other confidential materials or information obtained by Employee in the course of Employee’s employment.

13.	This Agreement will supersede any and all obligations the Company might otherwise owe to Employee for any act or omission whatsoever that took place, or should have taken place, on or before the date this Agreement is signed and executed by Employee. This Agreement constitutes the entire understanding and agreement between the parties and it may only be modified or amended in a signed writing by both parties hereto.

14.	Should any future dispute arise with respect to this Agreement, both parties agree that it should be resolved solely in accordance with the terms and provisions of this Agreement and the laws of the State of Texas.

15.	Employee hereby waives all rights to recall, reinstatement, employment, reemployment, and past or future wages from the Company. Employee further agrees not to apply for employment with the Company. Notwithstanding this Paragraph 15, nothing shall prevent the Company, in its discretion, from rehiring Employee in the future.

16.

Employee understands that Employee has forty-five (45) calendar days within which to consider this Agreement and that this Agreement is revocable by Employee for a period of seven (7) calendar days following the execution of this Agreement, and if not so revoked, will become effective and enforceable. For the revocation to be

Cheniere
Release and Separation Agreement, p. 4

[NAME OF EMPLOYEE]

effective, written notice of revocation must be delivered to Ann Raden, Vice President, Human Resources and Administration, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002, no later than the close of business on the seventh day after Employee has signed this Agreement. The consideration cited in Paragraph 2 above to be delivered to Employee following the expiration of the seven (7) day revocation period.

17.	Employee expressly represents and warrants to the Company that Employee has completely read this Agreement prior to executing it, has had an opportunity to review it with his or her counsel, has been offered forty-five (45) calendar days within which to consider this Agreement and to understand its terms, contents, conditions and effects and has entered into this Agreement knowingly and voluntarily.

18.	Employee agrees that the terms and conditions of this Agreement, including without limitation the amount of money and other consideration, shall be treated as confidential, and shall not be revealed to any other person or entity whatsoever, except as follows:

a.	to the extent as may be compelled by legal process; or

b.	to the extent necessary to Employee’s legal or financial advisors.

19.	Employee agrees that the confidentiality provisions of this Agreement are a material part of it and are contractual in nature.

[SIGNATURE ON FOLLOWING PAGE]

Cheniere
Release and Separation Agreement, p. 5

[NAME OF EMPLOYEE]

[NAME OF EMPLOYEE]

Date:

Cheniere Energy, Inc.

By:
Ann Raden
Vice President Human Resources and Administration

Date:

Cheniere
Release and Separation Agreement, p. 6

[NAME OF EMPLOYEE]